Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-256668, 333-228737, 333-215893, and 333-146300 on Form S-3 and Registration Statement Nos. 333-251923 and 333-229456 on Form S-8 of Energy Transfer LP of our report dated February 24, 2021, relating to the financial statements of Enable Midstream Partners, LP (“Enable”), appearing in the Annual Report on Form 10-K of Enable for the year ended December 31, 2020, incorporated by reference in this Current Report on Form 8-K dated December 3, 2021.

/s/ Deloitte & Touche LLP

Oklahoma City, Oklahoma
December 3, 2021